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                                                                     Exhibit 4.2

                      TRUST UNDER CHICAGO TITLE CORPORATION
                   AND SUBSIDIARIES DEFERRED COMPENSATION PLAN


            THIS TRUST AGREEMENT, made effective as of February 24, 1999, by and between Chicago Title Corporation (the "Company") and LaSalle National Bank, a national banking association (the "Trustee"),

                                   WITNESSETH:

            WHEREAS, the Company has adopted the Chicago Title Corporation and Subsidiaries Deferred Compensation Plan (the "Plan"); and

            WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan; and

            WHEREAS, the Company wishes to establish a trust (hereinafter called "the Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's or other Employer's creditors in the event of the Company's or other Employer's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan; and

            WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

            WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

            NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

                                    SECTION 1

                             ESTABLISHMENT OF TRUST

            1.1 The Company hereby deposits with the Trustee in trust such cash, common stock of the Company par value $1.00 per share ("Common Stock") and such other property acceptable to the Trustee, which shall be held, administered and disposed of by the Trustee as provided in this Trust Agreement.
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            1.2 The Trust hereby established shall be irrevocable.

            1.3 The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

            1.4 The principal of the Trust, and any dividends or earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 herein.

            1.5 The Company, in its sole discretion, may at any time, or from time to time, deposit additional cash, Common Stock other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Dividends paid on Common Stock and cash held by the Trustee shall first be applied to pay the expenses of administration of the Trust and Plan and then shall be applied to purchase additional Common Stock of the Company if so directed by the Company. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

                                    SECTION 2

              PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

            2.1 The Company shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Company shall direct the Trustee as to the amounts required to be withheld from such payments for any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan. The Trustee shall pay such amounts withheld to the Company for reporting and forwarding to the appropriate taxing authorities, unless such amounts have been


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reported, withheld and paid directly by the Company. The Company may direct the
Trustee to sell Common Stock to satisfy such tax liability but, at the Company's direction, such Common Stock shall be sold to the Company.

            2.2 The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or by such Committee the Company shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

            2.3 The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company where principal and earnings are not sufficient.


                                    SECTION 3

                    TRUSTEE RESPONSIBILITY REGARDING PAYMENTS
                 TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT

            3.1 The Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

            3.2 At all times during the continuance of this Trust, as provided in Section 1.4 hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below:

            (a) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue


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                  payment of benefits to Plan participants or their
                  beneficiaries.

            (b) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

            (c) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in the Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

            (d) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

            (e) The provisions of this Section 3 shall apply separately to each other Employer of Plan participants under the Plan in the event of the Insolvency of such Employer employing such participants.

            (f) In carrying out its responsibilities under this Section 3.2, the Trustee shall retain independent public accountants (including the Company's independent public accountants) to make any determinations of Insolvency and may conclusively rely on the opinion of such independent public accountants with respect to the determination of the Company's or other Employer's Insolvency.


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            3.3 Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.


                                    SECTION 4

                             PAYMENTS TO THE COMPANY

            Except as provided in Section 3 and Section 9 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.


                                    SECTION 5

                              INVESTMENT AUTHORITY

            The assets of the Trust may be invested in Common Stock (including stock or rights to acquire stock) or obligations issued by the Company, as directed by the Company. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan participants. The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

                                    SECTION 6

                              DISPOSITION OF INCOME

            During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.


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                                    SECTION 7

                            ACCOUNTING BY THE TRUSTEE

            The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 90 days following the close of each fiscal year and within 120 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.


                                    SECTION 8

                          RESPONSIBILITY OF THE TRUSTEE

            8.1 The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Plan Committee or Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Plan Committee or Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

            8.2 If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.


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            8.3 The Trustee may consult with legal counsel (who may also be counsel for the Company) with respect to any of its duties or obligations hereunder.

            8.4 The Trustee may hire agents, accountants, investment advisors, or other professionals to assist it in performing any of its duties or obligations hereunder.

            8.5 The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

            8.6 Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or by applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

            8.7 Except for the Trustee's gross negligence or willful misconduct, the Trustee shall not be liable hereunder for any loss or diminution of the Trust Fund resulting from any action taken or omitted. The Company shall indemnify the Trustee and defend it and hold it harmless from and against any and all costs, expenses and liabilities arising out of or in connection with the performance of the Trustee's duties arising hereunder (but excluding costs arising from the Trustee's gross negligence or willful misconduct in the performance of its responsibilities hereunder). If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust. This Section shall survive the termination of this Agreement.

            8.8 Notwithstanding any other provision of this Trust to the contrary, the Trustee does not guarantee payment of any amount which may become due and payable to a Participant or his or her beneficiary. The Trustee shall have no responsibility for the disclosure to Participants regarding the terms of the Plan or of this Trust, or for the validity thereof. The Trustee shall not be responsible for administrative functions under the Plan and shall have only such responsibilities under this Trust Agreement as are specifically set forth herein. The Trustee will be under no obligation or liability to anyone with respect to any failure on the part of the Company, Committee, the Plan or the Company's independent public accounting firm or any Participant to perform any of their respective obligations under the Plan or this Trust. Nothing in this Trust shall be construed as requiring the Trustee to make any payment in excess of the amounts held in the Trust Fund at the time of such payment or otherwise to risk or expend its own funds.


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                                    SECTION 9

                    COMPENSATION AND EXPENSES OF THE TRUSTEE

            The Trustee shall be paid such reasonable compensation as shall from time to time be agreed upon by the Company and the Trustee. Such compensation and all expenses of administration of the Trust and Plan, including attorneys' fees and independent public accounting fees under Section 3.2, shall be withdrawn by the Trustee out of the Trust Fund unless paid by the Company.


                                   SECTION 10

                     RESIGNATION AND REMOVAL OF THE TRUSTEE

            10.1 The Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt of such notice unless the Company and the Trustee agree otherwise. The Trustee may be removed by the Company on 30 days notice or upon shorter notice accepted by the Trustee.

            10.2 Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit. If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under this Section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the preceding shall be allowed as administrative expenses of the Trust.

                                   SECTION 11

                            APPOINTMENT OF SUCCESSOR

            If the Trustee resigns or is removed in accordance with Section 10 hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the


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Company or the successor Trustee to evidence the transfer. The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

                                   SECTION 12

                            AMENDMENT OR TERMINATION

            12.1 This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1.2 hereof.

            12.2 The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan; provided that, upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Company. This Trust Agreement may not be amended by the Company for one year following a change in control, as defined in the Plan, and all amounts due under the Plan will become immediately payable.

                                   SECTION 13

                                  MISCELLANEOUS

            13.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

            13.2 Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

            13.3 This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.


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      IN WITNESS WHEREOF, this instrument has been executed this 21 day of April, 1999.

                                    COMPANY:

Attest:

/s/ Kenneth C. Ferraro                By: /s/ Thomas J. Adams
--------------------------------         --------------------------------
Ass't. Secretary

                                    TRUSTEE:

Attest:

/s/ Illegible                         By: /s/ Illegible
--------------------------------         --------------------------------




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